EXHIBIT 20

                              OFFICER'S CERTIFICATE
                        ANNUAL STATEMENT AS TO COMPLIANCE

          I, Arthur Q. Lyon, Chief Financial Officer of The Money Store Inc., a New Jersey Corporation (the "Company"), do hereby certify that:

          As servicer under the Pooling and Servicing Agreement dated as of February 28, 1998 (the "Agreement") with respect to The Money Store Asset Backed Certificate, Series 1998-A; (i) the Company has generally complied with the provisions of Article V and VII and the Claims Administrator has generally complied with Section 5.15, (ii) a review of the activities of the Company and the Claims Administrator during the preceding calendar year and of performance under the Agreement has been made under my supervision, and (iii) to the best of my knowledge, based on such review, the Company has fulfilled, in all material respects, its obligations under the Agreement throughout such year. The Company shall continue to audit and monitor its servicing procedures and reports and, if any material variations are found, shall amend such reports.


          The Company has provided this Officer's Certificate to those parties listed in Section 7.04 of the Agreements.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate as of April 9, 2001.


                                             /s/ Arthur Q. Lyon
                                             ------------------------------
                                             Arthur Q. Lyon
                                             Chief Financial Officer